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                                                                     Exhibit 5.1


INTERNAL REVENUE SERVICE              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX  75242

                                      Employer Identification Number: 41-0617000
                                      File Folder Number:  410006107
Date:  July 30, 1996                  Person to Contact:  JILL RUTHERFORD
                                      Contact Telephone Number:  (214) 767-6023
                                      Plan Name:  RETAIL CLERKS 401(K) PLAN AND
CUB FOODS                                 TRUST
421 SOUTH THIRD STREET                Plan Number:  031
P.O. BOX 9
STILLWATER, MN  55082


Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination expresses an opinion on whether the amendment(s), in and of itself, affects the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a). It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

        This determination letter is applicable for the amendment(s) adopted on January 20, 1995.

        This determination letter is also applicable for the amendment(s) adopted on October 1, 1995.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.
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CUB FOODS                                       -2-


        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                     Sincerely yours,

                                                     /s/ Bobby E. Scott

                                                     Bobby E. Scott
                                                     District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
for Employee Benefit Plans